Exhibit (a)(1)(F)

FORM OF COMMUNICATION TO ELIGIBLE PARTICIPANTS IN

THE EXCHANGE OFFER

CONFIRMING RECEIPT OF ELECTION FORM

Date:	[•], 2006
To:	[•]
From:	Critical Path, Inc.
Re:	Confirmation of Receipt of Election Form

This message confirms that we have received your Election Form. If your Election Form is properly completed and signed, and all eligibility requirements are met, we will accept your eligible options elected for exchange, subject to the terms and conditions set forth in the exchange offer, at 12:00 midnight, U.S. Pacific (San Francisco) Time, on Wednesday, June 28, 2006, unless this exchange offer is extended by us. If you did not strike through any grants on your Eligible Option Information Sheet, then all of the identified eligible options will be cancelled upon expiration of the exchange offer.

Unless you withdraw your tendered eligible options by providing us a properly completed and signed Notice of Withdrawal before 12:00 midnight, U.S. Pacific (San Francisco) Time, on Wednesday, June 28, 2006 (or, if the exchange offer is extended, before the new time of expiration), we will cancel all eligible options that you have properly tendered for exchange. If you do not withdraw your tendered eligible options and we accept your eligible options for exchange, promptly following the expiration of this exchange offer we will provide you with a “rights letter” confirming that your eligible options have been accepted for exchange and have been cancelled. Your Election Form may be changed or revoked at any time by delivering a new properly completed and signed Election Form bearing a later date so long as we receive it before the expiration of the exchange offer.

You should direct questions about the exchange offer or requests for assistance to Critical Path, Inc., 2 Harrison Street, 2nd Floor, San Francisco, California 94105, Attention: Michael Zukerman, Phone: (415) 541-2500, Email: optionexchange@criticalpath.net. You should direct requests for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer to Critical Path, Inc., 2 Harrison Street, 2nd Floor, San Francisco, California 94105, Attention: Tom Quigley, Phone: (415) 541-2500, Email: optionexchange@criticalpath.net.